                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant                      /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                     / /  Confidential, for Use of Commission Only (as
/X/  Definitive Proxy Statement                           permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          JLK DIRECT DISTRIBUTION INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies:

     -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -----------------------------------------------------------------------
     (5) Total fee paid:

     -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------

     (2) Form, Schedule or Registration No.:
                                            ------------------------------

     (3) Filing Party:
                      ------------------------------

     (4) Date Filed:
                    ------------------------------

                          JLK DIRECT DISTRIBUTION INC.
                          LATROBE, PENNSYLVANIA 15650

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 27, 1998

To the Stockholders of JLK Direct Distribution Inc.:

     The Annual Meeting of Stockholders of JLK Direct Distribution Inc. will be held at the Kennametal Inc. Technology Center, located on Route 981 South (recently designated "Technology Way"), approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Tuesday, October 27, 1998, at 2:00 p.m., to consider and act upon the following matters:

     1. The election of eight directors for terms to expire in 1999;

     2. The election of auditors for the fiscal year ending June 30, 1999; and

     3. Such other business as may properly come before the meeting.

     The Board of Directors has fixed Wednesday, September 9, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                     Kevin G. Nowe
                                                  Assistant Secretary

September 23, 1998

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 27, 1998

     This Proxy Statement is being furnished to the stockholders of JLK Direct Distribution Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Stockholders which is scheduled to be held on October 27, 1998. Holders of shares of the Corporation's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the Class B Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock") of record at the close of business on September 9, 1998 will be entitled to vote at the meeting. On that date there were 4,273,300 shares of the Class A Common Stock outstanding and entitled to vote one vote per share, and 20,237,000 shares of the Class B Common Stock outstanding and entitled to vote 10 votes per share. All shares of the Class B Common Stock, representing approximately 97.9 % of the voting power of the Corporation, are held by Kennametal Inc. ("Kennametal"), the parent of the Corporation. The Class A Common Stock and the Class B Common Stock will vote together as a single class with respect to all matters submitted to the stockholders for approval at the Annual Meeting.

     Any stockholder who executes and returns the proxy may revoke it at will at any time prior to the voting of the proxy, but revocation of the proxy will not be effective until written notice thereof has been received by the Assistant Secretary of the Corporation. The proxy may also be revoked by voting in person at the meeting or by delivering a later dated, signed proxy. The shares represented by all properly executed proxies received by the Assistant Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no such choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. Under Pennsylvania law and the Corporation's Articles of Incorporation and By-Laws, abstentions and broker non-votes will have no effect on matters to be voted on at the Annual Meeting since directors and auditors are to be elected by the affirmative vote of at least a majority of the votes cast by stockholders present, in person or by proxy, at the meeting. A majority of the named proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder. The address of the principal executive offices of the Corporation is 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650, and the date this Proxy Statement was mailed to stockholders was on or about September 30, 1998.

                             ELECTION OF DIRECTORS

     Eight persons will be elected to hold office as Directors of the Corporation for a term of one year, and until their successors are elected and qualified.

     The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named to serve as directors. The nominees for election for a term of one year are Richard C. Alberding, Jeffery M. Boetticher, Irwin L. Elson, Robert L. McGeehan, Aloysius T. McLaughlin, Jr. and William R. Newlin, who have each served as a director since June 24, 1997, H. Patrick Mahanes, Jr., who has served as director since April 23, 1998 and Richard J. Orwig, who has served as a director since September 16, 1998. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

     If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.

     The following table provides certain information concerning each nominee for election as a director.

                                                 PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                       AND DIRECTORSHIPS OF OTHER
     FIRST ELECTED (1)                     PUBLICLY-TRADED CORPORATIONS (2)
     -----------------                     --------------------------------

Richard C. Alberding          Retired, having served as Executive Vice President,
Age: 67                       Marketing and International, of Hewlett-Packard Company (a
Director since 1997           designer and manufacturer of electronic products for
                              measurement and computation). Director of Walker
                              Interactive Systems, Inc., Sybase, Inc., Digital Microwave
                              Corp., Paging Network, Inc., Quickturn Design Systems Inc.,
                              Digital Link Corporation and Kennametal.

Jeffery M. Boetticher         Retired, having served as Chief Executive Officer of Black
Age: 47                       Box Corporation (a leading worldwide direct marketer of
Director since 1997           computer communications and technical service provider of
                              networking solutions) from June 1997 through July 1998,
                              having also served as President of Black Box Corporation
                              from June 1994 through May 1997. From March 1991 through
                              May 1994, he served as President and Chief Executive
                              Officer of Black Box Corporation of Pennsylvania, a
                              wholly-owned subsidiary of Black Box Corporation. He is
                              also a director of Holden Corporation, CME Information
                              Services, Inc. and the Pittsburgh High Technology Council.

Irwin L. Elson                Retired, a co-founder of J&L America, Inc. ("J&L") having
Age: 59                       served as President of J&L from July 1996 until June 1997
Director since 1997           and as a Vice President of Kennametal from 1990, when it
                              acquired J&L, to August 1994.

H. Patrick Mahanes, Jr.       Chief Operating Officer of Kennametal since 1995. A Vice
Age: 55                       President of Kennametal since 1987, he was Director of
Director since 1998           Operations of Kennametal from 1991 to 1995.

Robert L. McGeehan            President of Kennametal since July 1989 and Chief Executive
Age: 61                       Officer since October 1991. Director of Kennametal.
Director since 1997

Aloysius T. McLaughlin, Jr.   Retired, having served as Vice Chairman of Dick Corporation
Age: 63                       (a general contractor) from 1993 to 1995 and as President
Director since 1997           and Chief Operating Officer from 1985 until 1993. Director of Kennametal.

William R. Newlin (3)         Managing Director of Buchanan Ingersoll Professional
Age: 57                       Corporation (attorneys at law). Managing General Partner of
Director since 1997           CEO Venture Funds (private venture capital funds). Director of Black Box Corporation, National City Bank of
                              Pennsylvania, Parker/Hunter Incorporated and the Pittsburgh
                              High Technology Council. Chairman of the Board of Directors
                              of the Corporation and of Kennametal.

                                                 PRINCIPAL OCCUPATION
     NAME, AGE AND YEAR                       AND DIRECTORSHIPS OF OTHER
     FIRST ELECTED (1)                     PUBLICLY-TRADED CORPORATIONS (2)
     -----------------                     --------------------------------

Richard J. Orwig              President and Chief Executive Officer of the Corporation
Age: 57                       since September 17, 1998. Served as Vice President and
Director since 1998           Chief Financial and Administrative Officer of Kennametal
                              from 1994 until September 17, 1998, and as Vice President
                              and Director of Administration of Kennametal from 1991 to
                              1994.

- ---------------

(1) Each current director has served continuously since he was first elected.

(2) Unless otherwise shown in the table, each person named has served in his principal occupation during the past five years.

(3) The law firm of which William R. Newlin is a member performed services for the Corporation during fiscal years 1998 and 1999.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Corporation's Board of Directors held seven meetings during the fiscal year ended June 30, 1998. The committees of the Board of Directors include an Audit Committee and a Compensation Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member.

     Audit Committee: The Audit Committee met three times during the past fiscal year. The Committee's primary function is to evaluate management's performance of its financial reporting responsibilities including the annual report and proxy materials. The Committee also reviews the internal financial and operational controls of the Corporation, monitors the fees, results and effectiveness of the annual audit and compliance with Kennametal's code of business conduct and the independence of the public accountants. The Committee also reviews compliance with intercompany agreements with Kennametal and monitors critical management information systems. The following directors currently comprise the Committee: Aloysius T. McLaughlin, Jr. and Jeffery M. Boetticher.

     Compensation Committee: The Compensation Committee met once during the past fiscal year. The Committee's duties include the establishment of salaries, bonuses and other compensation for the Corporation's executive officers (excluding the President whose compensation is recommended by the Committee but determined by the Board of Directors) and the administration of the Corporation's compensation plans, including the 1997 JLK Direct Distribution Inc. Stock Option and Incentive Plan and the JLK Direct Distribution Inc. Management Bonus Plan (the "JLK Bonus Plan"). The following directors currently comprise the Committee: Robert L. McGeehan and Richard C. Alberding. The report of the Compensation Committee appears elsewhere in this Proxy Statement.

     Directors who are not employees of the Corporation or Kennametal each receive compensation from the Corporation for services as a director at an annual rate of $20,000. Members of the Audit Committee and members of the Compensation Committee who are not employees of the Corporation each receive additional compensation of $1,000 per meeting. Directors who are employees of the Corporation or Kennametal do not receive any compensation for services as a director or as a member of any committee of the Board of Directors. Under the Corporation's Deferred Fee Plan for Outside Directors (the "Deferred Fee Plan"), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, at a later time. Such deferred payments may be invested at a stated interest rate or in stock credits ("Stock Credits") representing the Corporation's Class A Common Stock or the Capital Stock, par value $1.25 per share, of Kennametal (the "Kennametal Capital Stock").

       OWNERSHIP OF CORPORATION COMMON STOCK AND KENNAMETAL CAPITAL STOCK
                 BY DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of the Corporation's Class A Common Stock and the Kennametal Capital Stock as of July 30, 1998, by the Corporation's current President and Chief Executive Officer, each nominee for director of the Corporation, each Named Executive Officer (as hereinafter defined) and all directors and executive officers of the Corporation as a group. Options with respect to an aggregate of 513,500 shares of Class A Common Stock were awarded by the Corporation to its executive officers, directors and employees and employees of Kennametal upon consummation of the Corporation's initial public offering of its Class A Common Stock which was consummated in July 1997 (the "Offering").

                                     AMOUNT AND
                                     NATURE OF                                    AMOUNT AND
                                     BENEFICIAL                                    NATURE OF                    TOTAL
                                    OWNERSHIP OF                     TOTAL        BENEFICIAL                  KENNAMETAL
                                    CORPORATION                   CORPORATION    OWNERSHIP OF    KENNAMETAL   BENEFICIAL
                                      CLASS A      CORPORATION    BENEFICIAL      KENNAMETAL       STOCK      OWNERSHIP
                                    COMMON STOCK      STOCK      OWNERSHIP AND   CAPITAL STOCK    CREDITS     AND STOCK
     NAME OF BENEFICIAL OWNER          (1)(2)      CREDITS (8)   STOCK CREDITS      (9)(10)         (14)       CREDITS
     ------------------------          ------      -----------   -------------      -------         ----       -------
Richard C. Alberding..............     16,000             0          16,000           6,336(11)       119         6,455
Jeffery M. Boetticher.............     16,000           984          16,984               0             0             0
Irwin L. Elson....................     25,100           890          25,990          13,000             0        13,000
H. Patrick Mahanes, Jr............     10,000(3)          0          10,000         105,173         5,525       110,698
Robert L. McGeehan................     26,426(4)          0          26,426         328,986(12)     5,983       334,969
Aloysius T. McLaughlin, Jr........     17,500         2,693          20,193          25,695         7,103        32,798
William R. Newlin.................     38,600             0          38,600          79,215(13)    11,317        90,532
Richard J. Orwig..................     10,000             0          10,000         113,527         6,683       120,210
Michael W. Ruprich(5).............    107,500(6)          0         107,500          38,272             0        38,272
Kenneth M. McHenry(7).............     50,400             0          50,400           6,011             0         6,011
Roland E. Lazzaro.................     52,000             0          52,000           5,011             0         5,011
Michael J. Mussog.................     51,000             0          51,000           4,011             0         4,011
Directors and Executive Officers
  as a Group (12 persons).........    420,526         4,567         425,093         725,237        36,730       761,967

- ---------------

(1) The figures shown include 0, 100,000, 50,000, 50,000, 50,000, and 340,000 shares of the Corporation's Class A Common Stock over which Messrs. Orwig, Ruprich, McHenry, Lazzaro, Mussog and all directors and executive officers of the Corporation as a group, respectively, have the right to acquire within 60 days of July 30, 1998, pursuant to an award by the Corporation to its executive officers, directors and employees upon consummation of the Offering. The figures shown include 15,000 shares of the Corporation's Class A Common Stock over which each of Messrs. Alberding, Boetticher, Elson, McGeehan, McLaughlin and Newlin have the right to acquire within 60 days of July 30, 1998, pursuant to an award by the Corporation upon consummation of the Offering.

(2) As of July 30, 1998, Messrs. Orwig, Ruprich, McHenry, Lazzaro and Mussog beneficially owned 0.2%, 2.5%, 1.1%, 1.2% and 1.2%, respectively, of the Corporation's Class A Common Stock. As of such date, no other individual beneficially owned in excess of one percent of any class of the Corporation's stock. Directors and executive officers as a group beneficially own 9.8% of the outstanding Class A Common Stock of the Corporation. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(3) The figure includes 10,000 shares owned by Mr. Mahanes' wife. Mr. Mahanes disclaims beneficial ownership of shares owned by his wife.

(4) The figure includes 1,426 shares owned by Mr. McGeehan's mother-in-law. Mr. McGeehan disclaims beneficial ownership of shares owned by his mother-in-law.

(5) Mr. Ruprich ceased to serve as a director of the Corporation on September 16, 1998, and as President effective September 17, 1998.

  (6) The figure includes 7,500 shares owned by Mr. Ruprich and his wife.

  (7) Mr. McHenry tendered his resignation from his position as an executive officer of the Corporation on June 25, 1998, effective July 31, 1998.

  (8) These amounts represent the Corporation's Stock Credits to which non-employee directors of the Corporation or Kennametal are entitled pursuant to the Corporation's Directors Deferred Fee Plan.

  (9) The figures shown include 94,393, 34,834, 6,000, 5,000, 4,000 and 491,638 shares of Kennametal Capital Stock over which Messrs. Orwig, Ruprich, McHenry, Lazzaro, Mussog and all directors and executive officers of the Corporation as a group, respectively, have the right to acquire within 60 days of July 30, 1998, pursuant to Kennametal's stock option plans. The figures shown include 6,000, 0, 10,000, 92,400, 271,404, 6,000 and 56,000 shares of Kennametal Capital Stock over which Messrs. Alberding, Boetticher, Elson, Mahanes, McGeehan, McLaughlin and Newlin have the right to acquire within 60 days of July 30, 1998, pursuant to Kennametal's stock option plans.

 (10) Other than Mr. McGeehan, who beneficially owns 1.1% of Kennametal Capital Stock, no individual beneficially owns in excess of one percent of the Kennametal Capital Stock. Directors and executive officers as a group beneficially own 2.4% of the total outstanding shares of Kennametal Capital Stock. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

 (11) The figure shown includes 336 shares owned jointly by Mr. Alberding and his wife.

 (12) The figure shown includes 8,214 shares owned jointly by Mr. McGeehan and his wife.

 (13) The figure shown includes 2,309 shares owned jointly by Mr. Newlin and his wife, and 6,254 shares owned by Mr. Newlin's wife. Mr. Newlin disclaims beneficial ownership of shares owned by his wife.

 (14) These amounts represent Kennametal Stock Credits to which non-employee directors and executive officers of Kennametal and the Corporation are entitled pursuant to various benefit plans.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid by the Corporation to its former President, Mr. Ruprich, and to each of the other three most highly compensated executive officers of the Corporation including the former Vice President--Sales and Marketing (the "Named Executive Officers"), during the last completed fiscal year and the compensation paid by Kennametal to Mr. Ruprich during the fiscal years ended 1997 and 1996, and to each of the other Named Executive Officers during the fiscal year ended 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                          ANNUAL COMPENSATION      COMPENSATION    ALL OTHER
                                                       -------------------------      AWARDS      COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR(1)   SALARY($)    BONUS($)(2)    OPTIONS (#)       (3)($)
- ---------------------------                  -------   ---------    -----------    -----------       ------
Michael W. Ruprich,                           1998      380,765       220,000              0         7,745
  President (4)(5)                            1997      264,508       120,000        100,000(6)      5,045
                                                                                      12,500(7)
                                              1996      197,968       103,696         11,000(7)      5,045
Kenneth M. McHenry,                           1998      186,887             0              0         5,205
  Vice President--Sales                       1997      120,045        35,308         50,000(6)      4,500
  and Marketing (8)                                                                    3,000(7)
Roland E. Lazzaro,                            1998      163,711        67,500              0         4,875
  Vice President--Operations                  1997      113,049        36,873         50,000(6)      4,400
                                                                                       2,000(7)
Michael J. Mussog,                            1998      177,207        80,000              0         6,065
  Vice President and Chief Financial          1997      105,044        25,000         50,000(6)      3,900
  and Accounting Officer                                                               2,000(7)

- ---------------

(1) In accordance with the rules promulgated by the Securities and Exchange Commission (the "Commission"), only the information with respect to the most recently completed fiscal year is required in the Summary Compensation Table except for information that was previously reported to the Commission.

(2) Includes, for Mr. Ruprich, bonuses paid in 1996 and 1997, and for each of the other Named Executive Officers, bonuses paid in 1997, in shares of Kennametal Capital Stock or in stock credits representing Kennametal Capital Stock ("Kennametal Stock Credits") as elected by the individual under Kennametal's Performance Bonus Stock Plan of 1995 described below.

(3) This figure includes amounts contributed by Kennametal under the Kennametal Inc. Thrift Plan. Eligible employees may elect to contribute 2% to 12% of their monthly compensation (salary and, if applicable, bonus) to this plan. Kennametal contributes to each participant's account an amount equal to one-half of that portion of the employee's contribution which does not exceed 6% of the employee's compensation. Contributed sums are invested in proportions as directed by the employee in a fixed income fund and various equity funds (including Kennametal Capital Stock) and balanced funds (consisting of both equity and fixed income securities), each managed by investment management companies, and can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of the plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), which permit elective employee contributions on a pre-tax basis.

(4) Mr. Ruprich was President of J&L, then a wholly-owned subsidiary of Kennametal and, after the Offering, a wholly-owned subsidiary of the Corporation, until June 30, 1996. Effective July 1, 1996, Mr. Ruprich was named Director of Global Marketing and Sales, Kennametal. Mr. Ruprich was named President of the Corporation upon its formation. Mr. Ruprich ceased to serve as a director of the Corporation on September 16, 1998, and as President effective September 17, 1998.

(5) The amounts in the column entitled "All Other Compensation" for Mr. Ruprich in each year include imputed income based upon premiums paid by Kennametal to secure and maintain for certain officers, including all executive officers of Kennametal who elect to participate, a $500,000 term life insurance policy on the life of such officer until he or she reaches age 65.

(6) Represents options to purchase shares of the Corporation's Class A Common Stock.

(7) Represents options to purchase shares of Kennametal's Capital Stock.

(8) Mr. McHenry tendered his resignation from his position as an executive officer of the Corporation on June 25, 1998, effective July 31, 1998.

KENNAMETAL MANAGEMENT PERFORMANCE BONUS PLAN

     Bonus amounts set forth in the Summary Compensation Table for 1996 and 1997 were paid pursuant to Kennametal's Management Performance Bonus Plan for executives and managers which is designed to tie bonus awards to Kennametal performance, unit performance, and individual contribution, relative to Kennametal's business plans, strategies and shareholder value creation. This bonus plan also is intended to maintain management compensation at a competitive level, as indicated by published compensation surveys. Bonuses to the Corporation's employees in 1998, including the Named Executive Officers, were paid pursuant to the Corporation's Management Bonus Plan.

KENNAMETAL PERFORMANCE BONUS STOCK PLAN

     Pursuant to the Kennametal Inc. Performance Bonus Stock Plan of 1995, participants in selected cash bonus and deferred compensation plans were permitted to elect to receive, in lieu of cash, Kennametal Capital Stock or Kennametal Stock Credits.

KENNAMETAL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Each officer who has an employment agreement with the Corporation is eligible to receive supplemental retirement benefits for life following termination of active employment by retirement or disability pursuant to the Kennametal Inc. Supplemental Executive Retirement Plan. These supplemental retirement benefits vest in equal annual increments over a term of five years commencing on the officer's 56th birthday or completely upon the occurrence of a change in control of Kennametal, whether or not the transaction or election causing the change in control is approved by at least two-thirds of the directors. If the officer dies while actively employed or receiving such payments, his spouse or other designated beneficiary will receive annually up to 50% of the vested amount for life. The severance payments and the accrued supplemental retirement benefits would be funded by the transfer of cash into a deferred compensation trust (a so-called "Rabbi Trust") upon the occurrence of a threatened or actual change in control of Kennametal. For employees of the Corporation who participated in such plan prior to the Offering as employees of Kennametal, the Offering did not trigger eligibility for benefits under the plan, or constitute a change in control under the plan.

KENNAMETAL STOCK OPTION PLANS

     The Kennametal Inc. Stock Option and Incentive Plan of 1988 (the "1988 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,000,000 shares of Kennametal Capital Stock. The Kennametal Inc. Stock Option and Incentive Plan of 1992 (the "1992 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering the lesser of 1,650,000 shares (gross) and 1,107,555 shares
(net) of Kennametal Capital Stock. The Kennametal Inc. Stock Option and Incentive Plan of 1996 (the "1996 Plan") provides for the granting of nonstatutory and incentive stock options and share awards covering 1,500,000 shares of Kennametal Capital Stock. Although options are still outstanding under the Kennametal Inc. Stock Option Plan of 1982, as amended, no further grants of options may be made under that plan. Corporation employees are eligible to receive grants and awards under these plans.

     Under each of the plans, the price at which shares covered by an option may be purchased must not be less than the fair market value of such shares at the time the option is granted or, in the case of the non-statutory stock options granted under the 1992 Plan, at not less than 75% of the fair market value. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the administrator of the plan, by delivering shares of Kennametal Capital Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price. Under the 1988 Plan and the 1996 Plan, any shares of Kennametal Capital Stock delivered as payment, in whole or in part, of the purchase price must have been held by the optionee for at least six months. For the fiscal year ended June 30, 1998, no employees of the Corporation were granted options under any of the Kennametal stock option plans.

JLK DIRECT DISTRIBUTION INC. MANAGEMENT BONUS PLAN

     The Corporation's Board of Directors has adopted the JLK Management Bonus Plan for executives and managers which is designed to tie bonus awards to Corporation performance, unit performance and individual contribution, relative to the Corporation's business plans, strategies and stockholder value creation. This bonus plan also is intended to maintain management compensation at a competitive level, as indicated by published compensation surveys. Each of the Named Executive Officers is eligible to receive bonuses under this plan. The annual bonus opportunities for each of the Named Executive Officers is specified above under "--Compensation of Executive Officers."

JLK DIRECT DISTRIBUTION INC. 1997 STOCK OPTION AND INCENTIVE PLAN

     The JLK Direct Distribution Inc. 1997 Stock Option and Incentive Plan (the "1997 Plan") provides for the granting of nonstatutory and incentive stock options or share awards covering 2,000,000 shares of Class A Common Stock, although the maximum number of shares that can take the form of share awards is 100,000, subject to adjustment.

     Under the 1997 Plan, the price at which each share covered by an option may be purchased will be determined in each case by the Plan Administrator, but must not be less than the fair market value of such shares at the time the option is granted. The purchase price must be paid in full at the time of exercise, either in cash or, in the discretion of the Plan Administrator, by delivering shares of the Corporation's Class A Common Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price. Under the 1997 Plan, any shares of the Corporation's Class A Common Stock delivered as payment, in whole or in part, must have been held for at least six months. For fiscal year ended June 30, 1998, no employees of the Corporation were granted options under the 1997 Plan.

     The following tables sets forth information concerning options to purchase the Corporation's Class A Common Stock held by the Named Executive Officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                           NUMBER OF
                                                                          SECURITIES            VALUE OF
                                                                          UNDERLYING           UNEXERCISED
                                                                          UNEXERCISED         IN-THE-MONEY
                                                                       OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                                          YEAR END(#)         YEAR-END ($)
                                    SHARES ACQUIRED       VALUE          (EXERCISABLE/        (EXERCISABLE/
               NAME                 ON EXERCISE (#)    REALIZED ($)     UNEXERCISABLE)       UNEXERCISABLE)
               ----                 ---------------    ------------    -----------------    -----------------
Michael W. Ruprich................          0                0             100,000/0            187,500/0
Kenneth M. McHenry................          0                0              50,000/0             93,750/0
Roland E. Lazzaro.................          0                0              50,000/0             93,750/0
Michael J. Mussog.................          0                0              50,000/0             93,750/0

RETIREMENT BENEFITS

     The Named Executive Officers and certain other Corporation employees are entitled to receive benefits pursuant to the Kennametal Inc. Retirement Income Plan. The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time on a straight life annuity basis pursuant to the Kennametal Inc. Retirement Income Plan, including supplemental retirement benefits under various assumptions as to salary and years of service to employees in higher salary classifications. The amounts shown below have not been adjusted for Social Security offset.

                               PENSION PLAN TABLE

               ANNUAL BENEFIT UPON RETIREMENT WITH YEARS OF CREDITED SERVICE
                                         INDICATED
 ANNUALIZED    -------------------------------------------------------------
COMPENSATION      15           20           25           30           35
- ------------      --           --           --           --           --
  $ 75,000      $22,500     $ 30,000     $ 37,500     $ 41,250     $ 45,000
   100,000       30,000       40,000       50,000       55,000       60,000
   150,000       45,000       60,000       75,000       82,500       90,000
   200,000       60,000       80,000      100,000      110,000      120,000
   250,000       75,000      100,000      125,000      137,500      150,000
   300,000       90,000      120,000      150,000      165,000      180,000

     Pursuant to the Kennametal Inc. Retirement Income Plan, annual benefits payable upon retirement to eligible salaried employees are calculated based upon a monthly benefit equal to 2% of Covered Compensation (as described below) for each year of credited service up to a maximum of twenty-five (25) years, plus 1% of Covered Compensation for each year of credited service over 25 years, less 1.5% of the primary monthly Social Security benefit payable for each year of credited service up to a maximum of 33-1/3 years (50% of the monthly Social Security benefit). Covered Compensation is based on average monthly earnings, consisting solely of base salary and bonus (which amounts for the past three fiscal years are included in the Salary and Bonus columns of the Summary Compensation Table), for the nine years out of the last twelve years of service immediately preceding retirement during which the highest compensation was received. The entire cost of the plan is paid by Kennametal, however, the Corporation is required to reimburse Kennametal for the incremental cost of providing the benefit to employees of the Corporation. Under the Internal Revenue Code, certain limits are imposed on payments under the plan. Payments in excess of the maximum annual pension benefits payable under this plan to the Named Executive Officers and certain other executive officers of Kennametal and the Corporation would be paid pursuant to the Supplemental Executive Retirement Plan as more fully described above. The Corporation will reimburse Kennametal for any supplemental retirement benefit amounts paid by Kennametal to former employees of the Corporation under these plans.

     As of June 30, 1998, the credited years of service under the Kennametal Inc. Retirement Income Plan for the Named Executive Officers were approximately:
Michael W. Ruprich, 9 years; Kenneth M. McHenry, 4 years; Roland E. Lazzaro, 13 years; and Michael J. Mussog, 5 years.

     Annualized Covered Compensation as of June 30, 1998, for purposes of the retirement benefits under the Retirement Income Plan for the Named Executive Officers is as follows: Michael W. Ruprich, $139,701; Kenneth M. McHenry, $128,555; Roland E. Lazzaro, $103,867; and Michael J. Mussog, $98,979.

EMPLOYMENT AGREEMENTS

     The Corporation has entered into agreements with each of the Named Executive Officers whereby, subject to a provision for termination without cause by either party upon written notice, they will be employed by the Corporation. The agreements generally provide that the officers will devote their full time and attention to the business and affairs of the Corporation and perform such services as shall be determined by the Board of Directors, will refrain during employment and for three years thereafter from competing with the Corporation (unless employment is terminated by the Corporation without cause or following a change in control), and will not disclose confidential or trade secret information belonging to the Corporation. The agreements provide for severance payments upon termination of employment occurring either before or after a change in control of the Corporation.

     In the event of termination of employment by the Corporation prior to a change in control (and without cause), each officer would receive as severance pay an amount equal to three months' base salary at the time of such termination. In the event of termination by the officer prior to a change in control, or without good reason following a change in control, no severance payments will be made. In the event of termination of employment by the Corporation (other than for cause or disability or by the officer with good reason at or after a change in control of the Corporation or Kennametal), each officer would receive as severance pay an amount equal to up to 2.8 (decreasing to zero if employment continues for 36 months following the change in control) times the sum of (i) his respective annual base salary at the date of termination or, at the officer's election, his salary as of the beginning of the month preceding the month in which the change in control occurs, and (ii) the average of any bonuses which the officer was entitled to be paid during the three most recent fiscal years ending prior to the date of termination. The officer would receive the same medical and group insurance benefits that he received at the date of termination for up to 36 months following the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert L. McGeehan, who serves on the Compensation Committee, is President and Chief Executive Officer of Kennametal.

     The Corporation engages in business transactions with Kennametal and its subsidiaries. Products purchased for resale from Kennametal and its subsidiaries totaled $40.7 million in 1998, $30.9 million in 1997 and $18.7 million in 1996. Sales to these entities totaled $10.6 million in 1998, $12.4 million in 1997 and $11.4 million in 1996.

     The Corporation receives from Kennametal certain warehouse, management information systems, financial and administrative services. All amounts incurred by Kennametal on behalf of the Corporation are reflected in operating expenses in the Corporation's statements of income. Such costs charged to the Corporation by Kennametal, totaled $12.1 million in 1998, $9.3 million in 1997 and $7.3 million in 1996. The Corporation received approximately $2.9 million in interest income from Kennametal during 1998 under the Cash Management Agreement. Kennametal intends to continue to provide services to the Corporation in the future in accordance with the terms of the intercompany agreements described in "Certain Relationships and Related Transactions -- Relationship with Kennametal." The amounts to be charged pursuant to these intercompany agreements will reflect the actual costs of providing these services which will include the additional costs associated with operating as a public company. However, the increase in these charges is not expected to be material in the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH KENNAMETAL

     Kennametal currently holds 100% of the outstanding Class B Common Stock of the Corporation. As of September 9, 1998, 4,917,000 shares of Class A Common Stock were issued, of which 4,273,300 were outstanding, and 643,700 were held as treasury shares. Accordingly, as of such date Kennametal owned Common Stock representing approximately 82.5% of the economic interest in the Corporation and representing approximately 97.9% of the combined voting power of the Corporation's outstanding Common Stock.

     For so long as Kennametal continues to own shares of Class B Common Stock representing more than 50% of the combined voting power of the Common Stock of the Corporation, Kennametal will be able, among other things, to determine any corporate action requiring the approval of holders of Common Stock representing a majority of the combined voting power of the Common Stock, including the election of the entire Board of Directors of the Corporation, certain amendments to the Articles of Incorporation and By-Laws of the Corporation and approval of certain mergers and other control transactions, without the consent of the other shareholders of the Corporation.

     In addition, through its control of the Board of Directors and beneficial ownership of Class B Common Stock, Kennametal will be able to control certain decisions, including decisions with respect to the Corporation's dividend policy, the Corporation's access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), mergers or other business combinations involving the Corporation, the acquisition or disposition of assets by the Corporation and any change in control of the Corporation. Kennametal has advised the Corporation that its current intention is to continue to hold all of the Class B Common Stock beneficially owned by it. Kennametal has no agreement with the Corporation not to sell or distribute such shares. There can be no assurance concerning the period of time during which Kennametal will maintain its beneficial ownership of Class B Common Stock.

     Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for Kennametal to continue to include the Corporation in its consolidated group for federal income tax purposes and ownership of at least 80% of the total voting power and 80% of any class of nonvoting capital stock is required in order for Kennametal to be able to effect a tax-free spin-off.

INTERCOMPANY AGREEMENTS

     The Corporation's relationship with Kennametal is also governed by agreements entered into in connection with the Offering with Kennametal, including an administrative services agreement, a lease agreement, shared facilities agreements (subleases), a product supply agreement, a tax-sharing agreement, a trademark license agreement, an indemnification agreement, a non-competition and corporate opportunities allocation agreement, an intercompany debt/investment and cash management agreement, warehousing agreements and a corporate agreement, the material terms of which are described below.

     The descriptions set forth below are intended to be summaries, and while material terms of the agreements are set forth herein, the descriptions are qualified in their entirety by reference to the forms of the relevant agreement which are incorporated herein by reference to the exhibits to Amendment No. 1 to the Corporation's Registration Statement on Form S-1, filed with the Commission on June 4, 1997. The Articles of Incorporation also contain provisions relating to the allocation of business opportunities that may be suitable for either Kennametal or the Corporation and to the approval of transactions between the Corporation and Kennametal.

  Administrative Services Agreement

     The Corporation and Kennametal have entered into an intercompany Administrative Services Agreement (the "Services Agreement") with respect to services provided by Kennametal to the Corporation. The Services Agreement provides that such services are provided in exchange for fees which, generally,
(i) in the case of services purchased by Kennametal from third parties for the Corporation, are based upon the incremental cost charged by such third parties to Kennametal for such services provided to the Corporation and (ii) in the case of services directly provided by Kennametal, are based on the estimated costs, including a reasonable allocation of direct and indirect overhead costs, incurred by Kennametal for the services it provides directly to the Corporation. Such fees are paid monthly in arrears. The Corporation may request an expansion or termination of services, in which case the parties discuss, without obligation, the provision or termination of such services and an appropriate charge or reduction in charges for such services. The purpose of the Services Agreement is to ensure that Kennametal continues to provide to the Corporation the range of services that Kennametal provided to the Corporation prior to the Offering. With respect to matters covered by the Services Agreement, the relationship between Kennametal and the Corporation is intended to continue in a manner generally consistent with prior practices. The services initially provided by Kennametal to the Corporation include, among other things, certain treasury, general accounting and administrative services including, tax, risk management, human resources, legal, internal audit, marketing, executive time and space, and information systems services.

     The Services Agreement also provides that Kennametal will arrange and administer all existing insurance arrangements and may continue coverage of the Corporation under Kennametal's insurance policies and will allow eligible employees of the Corporation to participate in all of Kennametal's benefit plans. In addition, under the Services Agreement, the Corporation will reimburse Kennametal for the portion of Kennametal's premium cost with respect to such insurance that is attributable to coverage of the Corporation and reimburse Kennametal for Kennametal's costs (including any contributions and premium costs and including certain third-party expenses and allocation of certain personnel expenses of Kennametal), generally in accordance with past practice, relating to participation by the Corporation's employees in any of Kennametal's benefit plans.

     The Services Agreement has an initial term of 10 years and will be renewed automatically thereafter for successive one-year terms, provided however, that after the initial 10-year term or any renewal term, the Services Agreement may be terminated at the end of such initial term or any subsequent renewal term by either party upon six months' prior written notice. The Services Agreement also provides that it is subject to early termination by Kennametal if: (i) Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock, (ii) any person or group, other than Kennametal or its affiliates, directly or indirectly has the power to exercise a controlling influence over the Corporation or (iii) a majority of the directors of the Corporation were neither nominated by Kennametal or by the Corporation's Board of Directors nor appointed by directors so nominated. The Services Agreement also may be terminated by the non-breaching party if the other party materially breaches its terms.

     Pursuant to the Services Agreement, for the term of and for a period of five years following the termination of the Services Agreement, each party agrees to indemnify the other, except in certain limited circumstances, against liabilities that the other may incur by reason of or related to such party's failure to perform its obligations under the Services Agreement. Under the Services Agreement, the fees for services provided by Kennametal to the Corporation during 1998 were approximately $6.3 million.

  Lease Agreement

     The Corporation and Kennametal have entered into a Lease Agreement (the "Lease Agreement") pursuant to which Kennametal leases to the Corporation space within buildings located on Kennametal's premises. The Corporation uses such space for the display and retail sale of metalworking consumables and related products, as well as for ancillary office and storage use. The Corporation may not use the premises for any other purpose or business without the prior consent of Kennametal. The Corporation is required to indemnify Kennametal against certain liabilities in respect of the use of the premises. The Lease Agreement will remain in effect for a term of 10 years but may be extended for successive one-year terms by the Corporation upon written notice to Kennametal. Kennametal may terminate the Lease Agreement if (i) the Corporation owns shares representing less than a majority of the voting power of the outstanding common stock of J&L, (ii) Kennametal or its affiliates, own Common Stock representing less than a majority of the voting power of all Common Stock, (iii) any person or group, other than Kennametal or its affiliates, directly or indirectly has the power to exercise a controlling influence over the Corporation or (iv) a majority of the directors of the Corporation were neither nominated by Kennametal or by the Corporation's Board of Directors nor appointed by directors so nominated. The Lease Agreement also may be terminated by the non-breaching party if the other party materially breaches its terms. The Corporation paid approximately $106,000 in lease payments during 1998 under the Lease Agreement.

  Shared Facilities Agreements

     The Corporation and Kennametal have entered into Shared Facilities Agreements (the "Shared Facilities Agreements") pursuant to which each company subleases to the other company the facilities which are leased by either of the companies and shared with the other company. The Shared Facilities Agreements provide that the relevant sublessor will lease space to the sublessee at a market rental rate equal to a pro rata share (based on square feet occupied) of all costs and expenses (principally fixed rent) under the relevant lease. The Shared Facilities Agreements provide for a term, with respect to each subleased facility, equal to the term of the underlying lease. Under the Shared Facilities Agreement, the Corporation paid Kennametal approximately $497,000 for the portion of the costs and expenses attributable to it under the relevant leases. Kennametal paid the Corporation approximately $168,000 for the portion of the costs and expenses attributable to it under the relevant leases.

  Product Supply Agreement

     The Corporation and Kennametal have entered into a Product Supply Agreement (the "Supply Agreement") which has a term of 10 years pursuant to which Kennametal agrees to supply and the Corporation agrees to purchase from Kennametal all of the Corporation's requirements for metalworking consumables and related products direct-marketed by the Corporation, and Kennametal further agrees to supply all metalworking consumables and related products requested pursuant to Full Service Supply Programs, except as otherwise agreed from time to time between the Corporation and Kennametal. The Corporation is entitled to purchase products for its direct-marketing business at prices discounted from Kennametal's published price for each such product depending upon the volume of each such product purchased by the Corporation. The gross margin realized by the Corporation from the sale of products purchased from Kennametal and resold in the Corporation's direct-marketing program slightly exceeds the gross margin which the Corporation realizes on all products resold in the direct-marketing program. The Corporation's Articles of Incorporation contain similar provisions regarding product supply. Pursuant to the Corporate Opportunities Agreement (see below), Kennametal has agreed that, with the exception of existing relationships, Kennametal will not sell, distribute or otherwise make available Kennametal products to any person that competes with the Corporation. The Supply Agreement will remain in effect for a term of 10 years, but may be earlier terminated by either party if Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or if the other party materially breaches the Supply Agreement or the Corporate Opportunities Agreement. Under the Supply Agreement, the Corporation paid Kennametal approximately $40.7 million for products supplied during fiscal 1998.

  Tax-Sharing Agreement

     The Corporation is included in Kennametal's federal consolidated income tax group, and the Corporation's tax liability is included in the consolidated federal income tax liability of Kennametal and its subsidiaries. In certain circumstances, certain of the Corporation's subsidiaries may be included with certain subsidiaries of Kennametal in combined, consolidated or unitary income tax groups for state and local tax purposes. Pursuant to the Tax-Sharing Agreement, the Corporation makes payments to Kennametal such that, with respect to any period, the amount of taxes to be paid by the Corporation, subject to certain adjustments, are determined as though the Corporation were to file separate federal, state and local income tax returns (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of Kennametal arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of Kennametal with respect to federal, state and local income taxes. The Corporation is reimbursed, however, for tax attributes that it generates, such as net operating losses, if and when they are used on a consolidated basis.

     Kennametal has all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), is the sole and exclusive agent for the Corporation in any and all matters relating to the income, franchise and similar tax liabilities of the Corporation, has sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the Corporation. In addition, Kennametal has agreed to undertake to provide the aforementioned services with respect to the Corporation's separate state and local income tax returns and the Corporation's foreign income tax returns. Under the Services Agreement, the Corporation pays Kennametal a fee intended to reimburse Kennametal for all direct and indirect costs and expenses incurred with respect to the Corporation's share of the overall costs and expenses incurred by Kennametal with respect to tax related services.

     In general, the Corporation will be included in Kennametal's consolidated group for federal income tax purposes for so long as Kennametal beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax-

Sharing Agreement allocates tax liabilities between the Corporation and Kennametal, during the period in which the Corporation is included in Kennametal's consolidated group, the Corporation could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of Kennametal's consolidated group.

  Trademark License Agreement

     The Corporation and Kennametal have entered into a Trademark License Agreement (the "License Agreement"). The License Agreement provides, among other things, for the grant to the Corporation by Kennametal of a non-exclusive license to use the trademarks, service marks, trade names and other intellectual property (collectively, the "Marks") of Kennametal identified therein in connection with the Corporation's business and for the grant to Kennametal by the Corporation of a non-exclusive license to use the Corporation's Marks on similar terms. Under the terms of the License Agreement, each party shall indemnify the other and its affiliates against certain liabilities in respect of the use of the Marks. The License Agreement shall remain in effect for a term of 10 years, but may be earlier terminated by Kennametal if Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or by either party if the other party materially breaches the License Agreement or any of the other intercompany agreements. A termination of the License Agreement could have a material adverse effect on the business, financial condition or results of operation of the Corporation.

  Indemnification Agreement

     The Corporation and Kennametal have entered into an Indemnification Agreement (the "Indemnification Agreement"). Under the Indemnification Agreement, subject to limited exceptions, the Corporation is required to indemnify Kennametal and its directors, officers, employees, agents and representatives for liabilities under federal or state securities laws as a result of the Offering, including liabilities arising out of or based upon alleged misrepresentations in or omissions from the Corporation's Rule 424(b) Prospectus, filed with the Commission on June 27, 1997. The Indemnification Agreement also provides that each party thereto (the "Indemnifying Party") will indemnify the other party thereto and its directors, officers, employees, agents and representatives (the "Indemnified Party") for liabilities that may be incurred by the Indemnified Party relating to, resulting from or arising out of
(i) the businesses and operations conducted or formerly conducted, or assets owned or formerly owned, by the Indemnifying Party and its subsidiaries (except, in the case where Kennametal is the Indemnifying Party, such businesses, operations and assets of the Corporation and its subsidiaries) or (ii) the failure by the Indemnifying Party to comply with any other agreements executed in connection with the Offering, except to the extent caused by the Indemnified Party. The Indemnification Agreement also provides that the Corporation will indemnify Kennametal for any liabilities incurred under guarantees of leases.

  Non-Competition and Corporate Opportunities Allocation Agreement

     Pursuant to a Non-Competition and Corporate Opportunities Allocation Agreement (the "Corporate Opportunities Agreement") entered into between Kennametal and the Corporation: (i) Kennametal has agreed for as long as the other intercompany agreements remain in effect (whose current term is 10 years)
(A) not to compete with the Corporation in the business of direct marketing of a broad range of metalworking consumables and related products through catalogs, monthly promotional flyers, additional mailings and advertisements, telemarketing efforts, direct-sales efforts and showrooms targeted at small and medium-sized metalworking shops, as well as the supply of consumable tooling and related metalworking products at designated manufacturing plants of large industrial customers through integrated industrial supply programs (the "Base Business"), except where the Corporation has been offered by Kennametal or its affiliates or a third party the right to acquire a business which falls under the Base Business at fair market value and the Corporation's Board of Directors has determined, for whatever reason, that the Corporation shall not acquire such business and (B) not to sell, offer to sell, distribute or otherwise make available Kennametal manufactured and branded products to anyone who intends to direct market such products and therefore competes with the Corporation's direct-marketing program, except with respect to those contracts, arrange-ments or relationships in existence on the date of the Corporate Opportunities Agreement or with the prior written consent of the Corporation; and (ii) the Corporation has agreed for as long as the other intercompany agreements remain in effect not to sell, offer to sell, distribute or otherwise make available any products which compete directly or indirectly with Kennametal without the prior written consent of Kennametal, except in connection with the provision of integrated industrial supply programs as may be required specifically by customers thereof. Similar provisions are contained in the Articles of Incorporation.

     The Corporate Opportunities Agreement provides that Kennametal has the right to any future business opportunities outside the scope of the Base Business and has the right as to any future business opportunities outside the scope of the Base Business but which are reasonably related to the Base Business, to determine the allocation thereof based solely upon Kennametal's evaluation of what is in the best interests of Kennametal under the circumstances. Under such agreement, the good faith determination of Kennametal as to the scope of the Base Business, the applicability of any exceptions discussed above to its agreement not to compete or the allocation of any corporate opportunities outside the scope of the Base Business, will be conclusive and binding. The Corporate Opportunities Agreement will remain in effect for a term of 10 years but may be earlier terminated by Kennametal if Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or if the Corporation materially breaches the Corporate Opportunities Agreement or the Product Supply Agreement. The Articles of Incorporation also restrict the Corporation's ability to pursue future business opportunities.

  Intercompany Debt/Investment and Cash Management Agreement

     The Corporation and Kennametal have entered into an Intercompany Debt/Investment and Cash Management Agreement (the "Cash Management Agreement") under which the Corporation participates in Kennametal's centralized cash management system. The Cash Management Agreement provides for a daily transfer from the Corporation's cash accounts to Kennametal's centralized cash accounts and daily funding of the disbursements of the Corporation from such Kennametal cash account. The Corporation receives interest on net cash flows to Kennametal's centralized cash accounts and is charged interest on net borrowings from the Kennametal centralized cash accounts at a rate equal to the interest rate available to Kennametal from outside sources for short term borrowings or investments, depending upon the overall position of the centralized cash accounts. The Corporation pays for this service pursuant to the Services Agreement and reimburses Kennametal for an allocable portion of Kennametal's facility and/or commitment fees under its credit lines. The Cash Management Agreement will remain in effect for a term of 10 years, but may be earlier terminated by Kennametal if Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or by either party if the other party materially breaches the Cash Management Agreement or any of the other intercompany agreements. The Corporation received approximately $2.9 million in interest income from Kennametal during 1998 under the Cash Management Agreement.

  Warehousing Agreements

     The Corporation and Kennametal have entered into separate Warehousing Agreements ("Warehousing Agreements") with respect to (i) Kennametal distribution centers and warehouses that store products for the Corporation and
(ii) Corporation distribution centers and warehouses that store products for Kennametal. The terms of each Warehousing Agreement provide for the warehouser to store the warehousee's products in the warehouses segregated and separate from the warehouser's products and, upon request by the warehousee, to ship its products from these warehouses to the warehousee's customers. The warehousee pays to the warehouser a charge for each of the products picked, packed and shipped based upon an allocation of costs (including overhead) incurred by the warehouser at these warehouses. The Warehousing Agreements shall remain in effect for a term of 10 years but may be earlier terminated by Kennametal if (i) Kennametal or its affiliates own Common Stock representing less than a majority of the voting power of all Common Stock or (ii) if the Corporation owns shares representing less than a majority of the voting power of the outstanding common stock of J&L. The Warehousing Agreements may also be terminated by either party if the other party materially breaches such Warehousing Agreement or any of the other intercompany agreements. Under the Warehousing Agreement, the Corporation paid Kennametal approximately $5.4 million for its allocation of costs during 1998.

  Corporate Agreement

     The Corporation and Kennametal have entered into a Corporate Agreement (the "Corporate Agreement") under which the Corporation granted to Kennametal a continuing option, transferable, in whole or in part, to any of its affiliates, to purchase, under certain circumstances, additional shares of Class B Common Stock or Class A Common Stock (the "Stock Option"). The Stock Option may be exercised by Kennametal simultaneously with the issuance of any equity security of the Corporation or immediately prior to a Tax-Free Spin-Off to the extent necessary to maintain its then existing percentage of the total voting power and economic value of the Corporation at 80% of all outstanding Common Stock or, in connection with a Tax-Free Spin-Off, in order to acquire stock ownership necessary to effect a Tax-Free Spin-Off. The purchase price of the shares of Common Stock purchased upon any exercise of the Stock Option, subject to certain exceptions, shall be based on the market price of the Class A Common Stock. The Stock Option expires on the Control Termination Date. The Corporation does not intend to issue additional shares of Class B Common Stock except pursuant to the exercise of the Stock Option and as permitted by any law, rule or regulation to which the Corporation is subject.

     The Corporate Agreement further provides that, upon the request of Kennametal, the Corporation shall use its best efforts to effect the registration under the applicable federal and state securities laws of any of the shares of Common Stock (and any other securities issued in respect of or in exchange for either) held by Kennametal for sale in accordance with Kennametal's intended method of disposition thereof and will take such other actions necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Corporate Agreement. Although as of the date hereof, Kennametal has no current plan or intention other than to hold its shares of Class B Common Stock for the foreseeable future, Kennametal also has the right, which it may exercise at any time and from time to time, to include the shares of Class A Common Stock (and any other securities issued in respect of or in exchange for either) held by it in certain other registrations of common equity securities of the Corporation initiated by the Corporation on its own behalf or on behalf of its other shareholders. The Corporation agrees to pay all out-of-pocket costs and expenses (other than underwriting discounts and commissions) in connection with each such registration that Kennametal requests or in which Kennametal participates. Subject to certain limitations specified in the Corporate Agreement, such registration rights will be assignable by Kennametal and its assigns. The Corporate Agreement contains indemnification and contribution provisions (i) by Kennametal and its permitted assigns for the benefit of the Corporation and related persons and (ii) by the Corporation for the benefit of Kennametal and the other persons entitled to effect registrations of Common Stock and related persons.

     The Corporate Agreement provides that for so long as Kennametal maintains beneficial ownership of at least 40% of the number of outstanding shares of Common Stock, the Corporation may not take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or an event of default by Kennametal of (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Code or ERISA, (ii) any provision of Kennametal's Articles of Incorporation or Kennametal's By-Laws, (iii) any credit agreement or other material instrument binding upon Kennametal or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Kennametal or any of its affiliates or any of their respective assets.

     The Corporate Agreement also provided that if the Underwriters exercised their over-allotment option to acquire additional shares of Class A Common Stock (as the Underwriters in fact did), Kennametal would surrender a number of its shares of Class B Common Stock that equals the number of additional shares of Class A Common Stock purchased by the Underwriters from the Corporation. Kennametal surrendered 640,000 shares of Class B Common Stock in connection with the Offering.

CONFLICTS OF INTEREST

     Conflicts of interest may arise between the Corporation and Kennametal in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties, potential competitive business activities, the election of new or additional directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administration of benefits plans, service arrangements, issuances of capital stock of the Corporation, sales or distributions by Kennametal of its remaining shares of Common Stock and the exercise by Kennametal of its ability to control the management and affairs of the Corporation. The Corporation cannot engage in the manufacture of metalcutting tools and inserts and other related products in which Kennametal is engaged. The Articles of Incorporation and the Corporate Opportunities Agreement contain certain noncompete provisions. Circumstances could arise, however, in which the Corporation and Kennametal would engage in activities in competition with one another.

     The Corporation and Kennametal may enter into material transactions and agreements in the future in addition to those described above. The Board will utilize such procedures in evaluating the terms and provisions of any material transactions between the Corporation and Kennametal or its affiliates as the Board may deem appropriate in light of its fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such evaluation, the Board may rely on management's statements and opinions and may or may not utilize outside experts or consultants or obtain independent appraisals or opinions.

     Four of the eight current directors of the Corporation are also directors of Kennametal, including Kennametal's Chairman, William R. Newlin, and Kennametal's Chief Executive Officer, Robert L. McGeehan. Directors of the Corporation who are also directors of Kennametal will have conflicts of interest with respect to matters potentially or actually involving or affecting the Corporation and Kennametal, such as acquisitions, financing and other corporate opportunities that may be suitable for the Corporation and Kennametal. To the extent that such opportunities arise, such directors may consult with their legal advisors and make a determination after consideration of a number of factors, including whether such opportunity is presented to any such director in his capacity as a director of the Corporation, whether such opportunity is within the Corporation's line of business or consistent with its strategic objectives and whether the Corporation will be able to undertake or benefit from such opportunity. In addition, determinations may be made by the Board, when appropriate, by the vote of the disinterested directors only. Notwithstanding the foregoing, there can be no assurance that conflicts will be resolved in favor of the Corporation.

     So long as the Corporation remains a subsidiary of Kennametal, the directors and officers of the Corporation will, subject to certain limitations, be indemnified by Kennametal and insured under insurance policies maintained by Kennametal against liability for actions taken or omitted to be taken in their capacities as directors and officers of the Corporation, including actions or omissions that may be alleged to constitute breaches of the fiduciary duties owed by such persons to the Corporation and its shareholders. This insurance may not be applicable to certain of the claims that Kennametal may have against the Corporation pursuant to the Indemnification Agreement or otherwise. It is contemplated that, in the event that Kennametal ceases to own in excess of a majority of the voting power of the Common Stock, the Corporation will obtain its own insurance coverage for its directors and officers in respect of such matters comparable to that currently provided by Kennametal.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION PHILOSOPHY

Executive and managerial compensation programs at the Corporation are designed and implemented with certain guiding principles in mind:

     - To link the interests of executives and managers to the interests of stockholders and other potential investors.

     - To provide incentives for working toward increasing the market value of the stock and to increase stockholder value through value management.

     - To provide incentives for strategic vision and decision making that will promote the longer-term health and viability of the Corporation.

     - To provide incentives for innovation, quality management, responsiveness to customer needs, value-added products and services, and an action-oriented approach to opportunities in the marketplace.

     - To attract and retain individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation's human resources can provide a competitive advantage in the marketplace.

GENERAL COMPENSATION PLAN DESIGN

Executive and management compensation plans consist of: (1) a long-term element,
(2) annual performance rewards, and (3) basic compensation.

     - The primary vehicle for providing long-term incentives is the Corporation's stock option plan. The belief is that key executives and certain managers should hold stock options in such quantities as to provide an incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. The interests of stockholders and executives are tied together by the market value of the stock.

     - Annual performance rewards include a management performance bonus plan and annual base salary merit increases.

      -- The Management Performance Bonus Plan for executives and managers, is designed to closely tie bonus awards to corporate performance, unit performance, and individual contribution, relative to the Corporation's business plans, strategies, and stockholder value creation. The Bonus Plan is also intended to maintain management compensation at a competitive level, as indicated by published compensation surveys.

      -- The annual Base Salary Merit Increase Review for executives and managers provides rewards for more qualitative achievements in innovation, quality, service to the customer, and leadership. Consideration is given to competitive salary increases that are being awarded by similar firms, as indicated by published salary surveys.

     - Basic compensation for executives and managers, is intended to be competitive in the employment market and is designed to attract, retain, and motivate high-quality individuals. Basic compensation includes base salary, flexible and fixed benefit plans, and minor executive perquisites.

COMPENSATION OF THE FORMER PRESIDENT

     - Under the plan design of the Management Bonus Plan for fiscal year 1998, a bonus pool was calculated by management and approved by the Board of Directors. Based on specific business and personal achievements, Mr. Ruprich received a bonus award of $220,000.

     - Mr. Ruprich's base salary was reviewed by the Board of Directors Committee on Executive Compensation in May 1998. In consideration of competitive salary survey data, the Committee recommended no change to the base salary of $350,000 established May 1, 1997. However, a lump sum merit payment of $17,500 was awarded in lieu of a base salary increase.

COMPENSATION OF EXECUTIVE OFFICERS

     - Individual executive officer bonus awards were determined by corporate performance, by unit performance, and by individual performance. The awards, as recommended by the President, were approved by the Board of Directors Committee on Executive Compensation on July 28, 1998.

                                            Compensation Committee:

                                            Robert L. McGeehan
                                            Richard C. Alberding

                     COMPARISON OF CUMULATIVE TOTAL RETURN

     The following paragraph compares cumulative total stockholder return on the Corporation's Class A Common Stock with the cumulative total stockholder return on the common equity of the companies in the Standard & Poor's Small Cap 600 Market Index (the "S&P Small Cap") and a peer group of companies determined by the Corporation (the "Peer Group") for the period from June 27, 1997 (when the Corporation listed the Class A Common Stock on the NYSE) to June 30, 1998. The Peer Group consists of the following companies: Airgas, Inc., Barnett Inc., Fastenal Company, MSC Industrial Direct Co., Inc., Strategic Distribution, Inc. and Wilmar Industries, Inc. The Corporation intends to add Industrial Distribution Group, Inc. to the Peer Group in future years, but cannot add this company this year because it became publicly traded subsequent to the date the Corporation became publicly traded.

                                                        JLK
               Measurement Period                      DIRECT                               PEER
             (Fiscal Year Covered)                      DIST            S&P 600            GROUP
             ---------------------                      ----            -------            -----
6/27/97                                                100.00            100.00            100.00
6/30/97                                                128.13            104.42            110.34
6/30/98                                                109.38            124.74            112.28

     The above graph assumes a $100 investment on June 27, 1997 in each of JLK Direct Distribution Inc. Class A Common Stock, the S&P Small Cap and the Peer Group, and further assumes the reinvestment of all dividends.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth information with respect to the beneficial ownership of the Corporation's Class B Common Stock as of September 9, 1998:

   NAME AND ADDRESS       AMOUNT AND NATURE OF
OF BENEFICIAL OWNER(1)  BENEFICIAL OWNERSHIP(2)    PERCENT OF CLASS
- ----------------------  ------------------------   ----------------
Kennametal Inc. (3)            20,237,000                100

- ---------------

(1) The address of Kennametal is 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650.

(2) Because the Class B Common Stock is convertible by Kennametal into Class A Common Stock on a one-for-one basis, such ownership also represents beneficial ownership of approximately 82.5% of the Class A Common Stock.

(3) See "Relationship with Kennametal" for a description of transactions and arrangements between Kennametal and the Corporation.

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Class A Common Stock of the Corporation based upon information available to the Corporation as of August 25, 1998.

  NAME AND ADDRESS                   AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP     PERCENT OF CLASS
- -------------------                ------------------------   ----------------
First Pacific Advisors, Inc.               551,100 (1)                13
   11400 West Olympic Blvd.
   Suite 1200
   Los Angeles, CA 90064
Dresdner Bank AG                           419,800 (2)                10
 Jurgen-Ponto-Platz 1
   60301 Frankfurt, Germany

Capital Research and Management Company    404,400 (3)                 9
  333 South Hope Street
  Los Angeles, CA 90071
Investment Advisers, Inc.                  480,900 (4)                11
  601 2nd Ave. South
  Suite 3600
  Minneapolis, MN 55402


- ---------------

(1) First Pacific Advisors, Inc. has shared dispositive power over all shares and shared voting power over 21,700 shares.

(2) Dresdner Bank AG ("Dresdner Bank") has beneficial ownership of the securities listed above to the extent that Dresdner Bank may be deemed to have beneficial ownership of securities deemed to be beneficially owned by Dresdner RCM Global Investors LLC ("Dresdner RCM"), a wholly-owned subsidiary of Dresdner Bank and a registered investment advisor. Dresdner Bank has no voting or dispositive power over the shares. RCM Limited L.P. ("RCM Limited") is the Managing Agent of Dresdner RCM, and RCM General Corporation ("RCM General") is the General Partner of RCM Limited. RCM Limited and RCM General have beneficial ownership of the securities reported only to the extent RCM Limited and RCM General may be deemed to have beneficial ownership of securities beneficially owned by Dresdner RCM. Each of Dresdner RCM, RCM Limited and RCM General has sole voting power over 361,500 shares and sole dispositive power over 419,800 shares. Of these shares, each of Dresdner RCM Capital Funds, Inc. and Dresdner RCM Small Cap Fund (investment companies), owns 266,700 shares and has sole dispositive power with respect to all such shares.

(3) Based upon information provided by the holder and the Schedule 13G for the period ended December 31, 1997, Capital Research and Management Company, a registered investment advisor, has sole voting power over none of the shares, and sole dispositive power over all of the shares.

(4) Based upon information provided by the holder, Investment Advisers, Inc. is a registered investment advisor and has sole voting power over 269,900 shares, and sole dispositive power over 211,000 shares.

                              ELECTION OF AUDITORS

     Unless otherwise directed by the stockholders, proxies will be voted for the election of Arthur Andersen LLP as the Corporation's independent auditors for the fiscal year ending June 30, 1999. The affirmative vote of the holders of at least a majority of the shares cast at the meeting is required to elect such firm as auditors. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S AUDITORS.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

     COPIES OF THE ANNUAL REPORT (FORM 10-K) OF THE CORPORATION FOR THE FISCAL YEAR ENDED JUNE 30, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE TO STOCKHOLDERS AFTER SEPTEMBER 30, 1998. A STOCKHOLDER MAY OBTAIN ONE WITHOUT CHARGE BY WRITING TO: CHIEF FINANCIAL OFFICER, JLK DIRECT DISTRIBUTION INC., 1600 TECHNOLOGY WAY, P.O. BOX 231, LATROBE, PENNSYLVANIA 15650.

                                 OTHER MATTERS

     The Corporation knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

     The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the holders of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone or telex or facsimile. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Georgeson & Company Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other stockholders of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $25,000.

STOCKHOLDER PROPOSALS AND NOMINATING PROCEDURES

     Stockholders who intend to submit a proposal for inclusion in the Corporation's 1999 Proxy Statement for consideration at the Annual Meeting of the Stockholders of the Corporation to be held in October 1999 must submit such proposal to the attention of the Assistant Secretary of the Corporation at the address of its executive offices no later than August 27, 1999. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission and must contain certain information specified in the By-Laws of the Corporation.

     The By-Laws of the Corporation require that all stockholder proposals to be submitted at the Annual Meeting but not included in the Corporation's Proxy Statement be submitted to the Assistant Secretary of the

Corporation at the address of its executive offices prior to August 27, 1999, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 1999 Annual Meeting, other than those made by the Board of Directors, be submitted to the Assistant Secretary of the Corporation no later than August 27, 1999. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating stockholder. Any stockholder may obtain a copy of the applicable By-Law from the Assistant Secretary of the Corporation upon written request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers and persons who beneficially own more than ten percent of a class of the Corporation's registered equity securities to file with the Securities and Exchange Commission and deliver to the Corporation initial reports of ownership and reports of changes in ownership of such registered equity securities.

     To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, each of Messrs. Ruprich, McHenry, Lazzaro, Mussog, Alberding, Boetticher, Elson, McGeehan, McLaughlin and Newlin failed to timely file one report due under Section 16(a) for the period from July 1, 1997, through June 30, 1998, with respect to options granted in connection with the Corporation's Offering.

PROXY                                                                     PROXY

                          JLK DIRECT DISTRIBUTION INC.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned hereby appoints William R. Newlin, Robert L. McGeehan and Richard C. Alberding, and each of them with power of substitution in each, as proxies to represent the undersigned at the annual meeting of the stockholders of JLK Direct Distribution Inc. to be held at the Kennametal Inc. Technology Center, located on Route 981 South (recently designated "Technology Way") approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania, on Tuesday, October 27, 1998 at 2:00 p.m., and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement) in the manner directed by the undersigned as follows:

 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1
                       AND FOR THE ELECTION OF AUDITORS.

                                     (over)

                              FOLD AND DETACH HERE

                                                             Please mark
                                                             your votes as [ X ]
                                                             indicated in
                                                             this example

I. ELECTION OF DIRECTORS FOR TERMS TO EXPIRE IN 1999

 Vote FOR ALL          WITHHOLD          Nominees; Richard C. Alberding, Jeffery M. Boetticher, Irwin L. Elson, H. Patrick
NOMINEES listed       AUTHORITY          Mahanes, Jr., Robert L. McGeehan, Aloysius T. McLaughlin, Jr., William R. Newlin and
(except as shown    to vote FOR ALL      Richard J. Orwig
to the contrary)    NOMINEES listed.     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, WRITE NOMINEE'S
                                         NAME ON THE LINE PROVIDED BELOW):

     [    ]              [   ]           ----------------------------------------------------------------------------------


II. ELECTION OF AUDITORS                                                        This Proxy when properly executed will be voted in
                                                                                the manner directed herein. If no direction is made,
    FOR       AGAINST        ABSTAIN                                            this Proxy will be voted FOR the election of the
                                                                                nominees in Item I above and FOR the election of
    [  ]       [  ]           [  ]                                              auditors. The proxies are authorized, in accordance
                                                                                with their judgment, to vote upon such other matters
                                                                                as may properly come before the meeting and any
                                                                                adjournment thereof.


                                                                                Dated:                                      , 1998
                                                                                      --------------------------------------

                                                                                --------------------------------------------------

                                                                                --------------------------------------------------

                                                                                Sign exactly as addressed, but if executed for a
                                                                                corporation, minor, etc., sign that name and
                                                                                signature and capacity of authorized signer.

                              FOLD AND DETACH HERE


                                                    JLK DIRECT DISTRIBUTION INC.

September 23, 1998

Dear JLK Direct Distribution Inc. Stockholders:

The 1998 Annual Meeting of the Stockholders of JLK Direct Distribution Inc. will be held at 2:00 p.m. on Tuesday, October 27, 1998, at the Kennametal Inc. Technology Center, located on Route 981 South (recently designated "Technology Way") approximately 1/4 mile south of its intersection with U.S. Route 30 near Latrobe, Unity Township, Pennsylvania. I cordially invite you to attend.

Whether or not you plan to attend the meeting, please detach the proxy above, complete it, and return it in the enclosed envelope. Your vote is important to us.

Sincerely,

William R. Newlin
Chairman of the Board
JLK Direct Distribution Inc.